UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

--------------------------------------------------------------------------------

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                       BNP Residential Properties, Inc.
                       --------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)


                                  05564T103
                                --------------
                                (CUSIP Number)








                               October 4, 2005
                               ---------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]____Rule 13d-1(b)

[_]___Rule 13d-1(c)

[_]___Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  05564T103

......................................................................................................................
1.        Names of Reporting Persons.

          Cliffwood Partners LLC

          I.R.S. Identification Nos. of above persons (entities only): 95-4648555
......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
......................................................................................................................
3.        SEC Use Only
......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
......................................................................................................................
Number of Shares      5        Sole Voting Power                           None
Beneficially Owned    ...............................................................................................
by Each Reporting     6.       Shared Voting Power                       552,900
Person With           ...............................................................................................
                      7.       Sole Dispositive Power                       None
                      ...............................................................................................
                      8.       Shared Dispositive Power                  552,900
......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
12.       Type of Reporting Person          IA
......................................................................................................................


                                      2


......................................................................................................................
1         Names of Reporting Persons.

          Cliffwood Value Equity Fund, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 95-4817104
......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
......................................................................................................................
3.        SEC Use Only
......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares      ...............................................................................................
Beneficially Owned    6.       Shared Voting Power                       552,900
by Each Reporting     ...............................................................................................
Person With           7.       Sole Dispositive Power                       None
                      ...............................................................................................
                      8.       Shared Dispositive Power                  552,900
......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
12.       Type of Reporting Person          PN


                                      3



......................................................................................................................
1         Names of Reporting Persons.

          Cliffwood Value Equity Fund II, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 57-1186067
......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
......................................................................................................................
3.        SEC Use Only
......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares      ...............................................................................................
Beneficially Owned    6.       Shared Voting Power                       552,900
by Each Reporting     ...............................................................................................
Person With           7.       Sole Dispositive Power                       None
                      ...............................................................................................
                      8.       Shared Dispositive Power                  552,900
......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
12.       Type of Reporting Person          PN


                                      4


......................................................................................................................
1         Names of Reporting Persons.

          Cliffwood Absolute Return Strategy Ltd.

          I.R.S. Identification Nos. of above persons (entities only): N/A
......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [  ]
......................................................................................................................
3.        SEC Use Only
......................................................................................................................
4         Citizenship or Place of Organization                  Cayman Islands, British West Indies
......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares      ...............................................................................................
Beneficially Owned    6.       Shared Voting Power                       552,900
by Each Reporting     ...............................................................................................
Person With           7.       Sole Dispositive Power                       None
                      ...............................................................................................
                      8.       Shared Dispositive Power                  552,900
......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
12.       Type of Reporting Person          OO


                                      5


......................................................................................................................
1         Names of Reporting Persons.

          Cliffwood Absolute Return Strategy, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 95-4789951
......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
......................................................................................................................
3.        SEC Use Only
......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares      ...............................................................................................
Beneficially Owned    6.       Shared Voting Power                       552,900
by Each Reporting     ...............................................................................................
Person With           7.       Sole Dispositive Power                       None
                      ...............................................................................................
                      8.       Shared Dispositive Power                  552,900
......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
12.       Type of Reporting Person          PN


                                      6


......................................................................................................................
13        Names of Reporting Persons.

          Cliffwood Value Equity / WB Fund, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 20-3036834
......................................................................................................................
14        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
......................................................................................................................
15.       SEC Use Only
......................................................................................................................
16        Citizenship or Place of Organization                  Delaware, United States
......................................................................................................................
                      17       Sole Voting Power                            None
Number of Shares      ...............................................................................................
Beneficially Owned    18.      Shared Voting Power                       552,900
by Each Reporting     ...............................................................................................
Person With           19.      Sole Dispositive Power                       None
                      ...............................................................................................
                      20.      Shared Dispositive Power                  552,900
......................................................................................................................
21.       Aggregate Amount Beneficially Owned by Each Reporting Person               552,900
......................................................................................................................
22.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
......................................................................................................................
23        Percent of Class Represented by Amount in Row (9)

          6.0%
......................................................................................................................
24.       Type of Reporting Person          PN


Item 1(a).        Name of Issuer:
                  BNP Residential Properties, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  301 S. College Street
                  Suite 3850
                  Charlotte, NC 28202-6024

Item 2(a)         Name of Person Filing
Item 2(b)         Address of Principal Business Office or, if None, Residence
Item 2(c)         Citizenship

                  Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited liability company

                  Cliffwood Value Equity Fund, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

                  Cliffwood Value Equity Fund II, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

                  Cliffwood Absolute Return Strategy Ltd.
                  c/o CITCO Fund Services (Cayman Islands) Limited
                  P.O. Box 31106 SMB
                  Regatta Office Park
                  West Bay Road
                  Grand Cayman, Cayman Islands
                  Cayman Islands exempted company

                  Cliffwood Absolute Return Strategy, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

                  Cliffwood Value Equity / WB Fund, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership


                                      8


Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  05564T103

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c),
                  Check Whether the Person Filing is a:

                  (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.
                  (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.
                  (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.
                  (e) |X| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule
                      13d-1(b)(1)(ii)(F);
                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14)
                      of the Investment Company Act;
                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership:
                  Cliffwood Partners LLC
                  Cliffwood Value Equity Fund, L.P.
                  Cliffwood Value Equity Fund II, L.P.
                  Cliffwood Absolute Return Strategy Ltd.
                  Cliffwood Absolute Return Strategy, L.P.
                  Cliffwood Value Equity / WB Fund, L.P.
                  Oregon Public Employees' Retirement Fund
                  Swarthmore College
                  1199 Health Care Employees' Pension Fund

                  a. Amount beneficially owned: Cliffwood Value Equity Fund, L.P. beneficially owns 278,300 shares of common stock; Cliffwood Value Equity Fund II, L.P. beneficially owns 1,900 shares of common stock; Cliffwood Absolute
                  Return Strategy Ltd. beneficially owns 12,600 shares of common stock; Cliffwood Absolute Return Strategy, L.P.
                  beneficially owns 107,600 shares of common stock, Cliffwood Value Equity / WB Fund, L.P. beneficially owns
                  52,700 shares of common stock; Oregon Public Employees Retirement Fund beneficially owns 49,300 shares of common stock (through an account managed by Cliffwood Partners LLC); Swarthmore College beneficially owns 25,100 shares of common stock (through an account managed by Cliffwood Partners LLC); and 1199 Health Care Employees'
                  Retirement Fund beneficially owns 25,400 shares of


                                       9


                  common stock (through an account managed by Cliffwood Partners LLC) for an aggregate total of 552,900 shares of common stock.

                  b. Percent of Class: 6.0% of the aggregate outstanding shares of that class as of July 29, 2005.

         The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Cliffwood Partners LLC for each of Cliffwood Value Equity Fund, L.P., Cliffwood Value Equity Fund II, L.P., Cliffwood Absolute Return Strategy Ltd., Cliffwood Absolute Return Strategy, L.P., Cliffwood Value Equity / WB Fund L.P., Oregon Public Employees' Retirement Fund's managed account, Swarthmore College's managed account and 1199 Health Care Employees' Retirement Fund's managed account.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           October 12, 2005
                                                         -----------------------
                                                                 Date

                                                         /s/ Carl B. Tash
                                                         -----------------------
                                                         Carl B. Tash, CEO


CLIFFWOOD PARTNERS LLC

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND II, L.P.
By: Cliffwood Partners LLC, its general partner

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY LTD.
By: Cliffwood Partners LLC, as investment manager

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.
By: Cliffwood Partners LLC, its general partner

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY / WB FUND, L.P.
By: Cliffwood Partners LLC, its general partner

         /s/ Carl B. Tash
-------------------------------------------------
         Carl B. Tash, CEO


                                      11